Second Amendment to
Investment Advisory Agreement
between
WesMark Funds
and
WesBanco Bank, Inc.

This Second Amendment (the “Amendment”) to the Investment Advisory Contract dated May 10. 2001, as amended, (the “Agreement”) between WesMark Funds (the “Trust”) and WesBanco Bank Inc., through its investment advisory division WesBanco Investment Department (the “Advisor”), is made and entered into as of the 28th day of February, 2017.

WHEREAS, on August 9, 2016, the Board of Trustees of the Trust ratified and approved the creation of a new series of the Trust, the WesMark Tactical Opportunity Fund (the “Fund”), and approved the fees payable by the Fund to the Adviser for investment advisory services under the Agreement;

WHEREAS, the Trust desires to add the Fund to the Agreement under the same terms and conditions of the Agreement as the other series of the Trust, and the Adviser has agreed to add the Fund to the Agreement; and

WHEREAS, the Trust and the Adviser desire to add a new Exhibit F to the Agreement as attached hereto to reflect the addition of the Fund and fees payable by the Fund.

NOW THEREFORE, in consideration of the promises and covenants contained herein, the Trust and the Adviser agree to amend the Agreement as follows:

1.	The WesMark Tactical Opportunity Fund and Exhibit F as attached hereto shall be added to the Agreement;
2.	All other terms and conditions of the Agreement not modified in this Amendment shall remain in full force and effect; and
3.	This Amendment and the Agreement will become binding on the parties upon their execution of Exhibit F as attached hereto.

FUNDAMENTAL INVESTMENT RESTRICTIONS

1.	The Fund may borrow money, directly or indirectly, and issue senior securities to the maximum extent permitted under the 1940 Act.

2.
With respect to securities comprising 75% of the value of their total assets, the Fund will not purchase securities of any one issuer (other than cash; cash items; securities issued or guaranteed by the government of the United States or its agencies or instrumentalities and repurchase agreements collateralized by such U.S. government securities; and securities of other investment companies) if, as a result, more than 5% of the value of each Fund’s total assets would be invested in the securities of that issuer, or each Fund would own more than 10% of the outstanding voting securities of that issuer.

3.
The Fund may not underwrite the securities of other issuers, except that the Fund may engage in transactions involving the acquisition, disposition or resale of its portfolio securities, under circumstances where they may be considered to be an underwriter under the Securities Act of 1933.

4.
The Fund may not purchase or sell real estate, provided that this restriction does not prevent the Fund from investing in issuers which invest, deal, or otherwise engage in transactions in real estate or interests therein, or investing in securities that are secured by real estate or interests therein. The Fund may exercise their rights under agreements relating to such securities, including the right to enforce security interests and to hold real estate acquired by reason of such enforcement until that real estate can be liquidated in an orderly manner.

5.	The Fund may invest in commodities to the maximum extent permitted under the Investment Company Act of 1940.
6.
The Fund may not make loans, provided that this restriction does not prevent the Fund from purchasing debt obligations, entering into repurchase agreements, lending its assets to broker/dealers or institutional investors and investing in loans, including assignments and participation interests.

7.
The Fund will not make investments that will result in the concentration of their investments in the securities of issuers primarily engaged in the same industry. Government securities, municipal securities and bank instruments will not be deemed to constitute an industry. The investment of more than 25% of the value of the Fund’s total assets in any one industry will constitute a concentration.

Exhibit F
 to the
Investment Advisory Contract

WesMark Tactical Opportunity Fund

For all service rendered by Adviser hereunder, the above-named Fund of the Trust shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to .75 of 1% of the average daily net assets of the Fund.

The portion of the fee based upon the average daily net assets of the Fund shall be accrued daily at the rate of l/365th of .75 of 1% applied to the daily net assets of the Fund.

The advisory fee accrued shall be paid to the Adviser monthly.

Witness the due execution hereof this 28th day of February 2017.

WesBanco Bank, Inc.

By:	/s/ David B. Ellwood
Name:	David B. Ellwood
Title:	EVP & Chief Investment Officer

WesMark Funds, on behalf of WesMark Tactical Opportunity Fund

By:	/s/ Scott A. Love
Name:	Scott A. Love
Title:	Vice President